Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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March 22, 2010	MUNICH
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Ball Corporation
10 Longs Peak Drive
Broomfield, Colorado 80021

Re:	Ball Corporation and the Guarantors Listed on Schedules I & II Hereto Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Ball Corporation, an Indiana corporation (the “Company”), each of the entities listed on Schedule I hereto (the “DE/CA Guarantors”) and each of the entities listed on Schedule II hereto (the “Other Guarantors” and, together with the DE/CA Guarantors, the “Guarantors”) in connection with the public offering of $500,000,000 aggregate principal amount of the Company’s 6.75% Senior Notes due 2020 (the “Notes”) issuable under the Indenture, dated as of March 27, 2006 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of March 22, 2010 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee.  The Indenture provides for the guarantee of the Notes by the Guarantors to the extent set forth in the Indenture.  The Company and the Guarantors entered into an Underwriting Agreement, dated March 17, 2010 (the “Underwriting Agreement”), with Deutsche Bank Securities Inc., as representative of the several underwriters named therein, relating to the sale by the Company and the Guarantors to the underwriters of the Notes and the guarantees.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)           the registration statement on Form S-3 (File Nos. 333-157537 and 333-157537-01 through -27) of the Company and the Guarantors relating to the Notes and the guarantees and other securities of the Company and the Guarantors filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Post-Effective Amendment No. 1 thereto, including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)           executed copies of each of the Base Indenture and the Fourth Supplemental Indenture;

(c)           the global certificate evidencing the Notes (the “Note Certificate”);

(d)           the notation of guarantee (the “Guarantee”) of the Guarantors, endorsed on the Note Certificate;

(e)           copies of the certificates of incorporation or formation or the articles of incorporation, as applicable, of each of the DE/CA Guarantors, as certified by the Secretary of State of the State of Delaware or the Secretary of State of the State of California, as applicable;

(f)            copies of the bylaws or operating agreements, as applicable, of each of the DE/CA Guarantors, as amended and in effect as of the date hereof, each as certified by the Secretary or Assistant Secretary, as applicable, of such DE/CA Guarantor;

(g)           a copy of certain resolutions of the board of directors of the Company, adopted February 24, 2009, July 22, 2009 and March 16, 2010, and a copy of certain resolutions of the Pricing Committee thereof, adopted March 17, 2010, each as certified by Charles E. Baker, Vice President, General Counsel and Assistant Secretary of the Company; and

(h)           copies of certain resolutions of the board of directors or other governing bodies, as applicable, of each of the DE/CA Guarantors, adopted August 10, 2009 and March 16, 2010, each as certified by the Secretary or Assistant Secretary, as applicable, of such DE/CA Guarantor.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware, (ii) the Delaware Limited Liability Company Act, (iii) the California General Corporation Law and (iv) the laws of the State of New York, and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”), or as to the effect of any such non-Opined on Law on the opinions stated herein.

The Indenture, the Note Certificate and the Guarantee are referred to herein collectively as the “Transaction Documents.”

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.             When duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificate will constitute a valid and binding obligation of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with its terms under the laws of the State of New York.

2.             When the Note Certificate is issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Guarantee will constitute the valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)           the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)           except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Documents with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party to any of the Transaction Documents;

(c)           except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)           we have assumed that the operating agreement of each of the DE/CA Guarantors that is a limited liability company is the only agreement of the members of such DE/CA Guarantor as to the affairs of such DE/CA Guarantor and the conduct of its business, and we do not express any opinion with respect to the effect of any other agreement of the members of such DE/CA Guarantor as to the affairs of such DE/CA Guarantor and the conduct of its business;

(e)           we do not express any opinion with respect to the enforceability of Section 10.01 of the Fourth Supplemental Indenture to the extent that such section provides that the obligations of the Guarantors are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the Notes or the effect thereof on the opinions herein stated;

(f)            we do not express any opinion with respect to the enforceability of the provisions contained in Section 10.02 of the Fourth Supplemental Indenture to the extent that such provisions limit the obligation of the Guarantors under the Guarantee; and

(g)           to the extent that any opinion relates to the enforceability of the choice of New York law provision contained in any Transaction Document, the opinions stated herein are rendered solely in reliance upon New York General Obligations Law sections 5-1401 and 5-1402 and are subject to the qualification that such enforceability may be limited by, in each case, the terms of such sections 5-1401 and 5-1402, as well as by principles of public policy, comity or constitutionality.

In addition, in rendering the foregoing opinions we have assumed that:

(a)           each of the Company, Ball Technology Services Corp. and the Other Guarantors is duly incorporated or formed, as applicable, and is validly existing and in good standing;

(b)           each of the Company and the Other Guarantors (i) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization or formation, as applicable, and (ii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents to which the Company or such Other Guarantor, respectively, is a party;

(c)           each of the Company and the Other Guarantors has the corporate or limited liability company, as applicable, power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents to which the Company or such Other Guarantor, respectively, is a party;

(d)           each of the Transaction Documents to which the Company or the Other Guarantors, respectively, is a party has been duly authorized, executed and delivered by all requisite corporate or limited liability company, as applicable, action on the part of the Company or such Other Guarantor;

(e)           neither the execution and delivery by the Company or the Other Guarantors of the Transaction Documents to which the Company or such Other Guarantor, respectively, is a party nor the performance by the Company or the Other Guarantors of its obligations under the Transaction Documents to which the Company or such Other Guarantor, respectively, is a party conflicts or will conflict with the certificate of incorporation or formation, by-laws or limited liability company agreement, as applicable, or any other comparable organizational document of the Company or such Other Guarantor;

(f)            neither the execution and delivery by the Company or the Guarantors of the Transaction Documents to which the Company or the Guarantors, respectively, is a party nor the performance by the Company or the Guarantors of their respective obligations under the Transaction Documents to which the Company or the Guarantors, respectively, is a party: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or any of the Guarantors or their respective property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or any of the Guarantors or their respective property is subject, (iii) violates or will violate any law, rule or regulation to which the Company or any of the Guarantors or their respective property is subject or (iv) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SCHEDULE I
DE/CA GUARANTORS

Ball Aerosol and Specialty Container Holding Corporation, a Delaware corporation
Ball Aerosol and Specialty Container Inc., a Delaware corporation
Ball Aerospace & Technologies Corp., a Delaware corporation
Ball Asia Services Limited, a Delaware corporation
Ball Container LLC, a Delaware limited liability company
Ball Delaware Holdings LLC, a Delaware limited liability company
Ball Glass Container Corporation, a Delaware corporation
Ball Glass Containers, Inc., a Delaware corporation
Ball Holdings Corp., a Delaware corporation
Ball Holdings LLC, a Delaware limited liability company
Ball Metal Food Container Corp., a Delaware corporation
Ball Metal Food Container LLC, a Delaware limited liability company
Ball Pan-European Holdings, Inc., a Delaware corporation
BG Holdings I, Inc., a Delaware corporation
BG Holdings II, Inc., a Delaware corporation
Latas de Aluminio Ball, Inc., a Delaware corporation
USC May Verpackungen Holding Inc., a Delaware corporation

Ball Technology Services Corp., a California corporation

SCHEDULE II
OTHER GUARANTORS

Ball Metal Beverage Container Corp., a Colorado corporation
Ball Metal Packaging Sales Corp., a Colorado corporation
Metal Packaging International, Inc., a Colorado corporation
Ball Packaging Corp., a Colorado corporation
Ball Plastic Container Corp., a Colorado corporation
Ball Technologies Holdings Corp., a Colorado corporation
Efratom Holding, Inc., a Colorado corporation

Ball Metal Container Corporation, an Indiana corporation

Ball Corporation, a Nevada corporation